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                                                                    EXHIBIT 99.2

Tuesday April 4, 12:13 pm Eastern Time

Company Press Release

SOURCE: Data Critical Corporation

Data Critical Corporation Completes Acquisition of Elixis Corporation

BOTHELL, Wash., April 4 /PRNewswire/ -- Data Critical Corporation (Nasdaq: DCCA
- news) announced today that it has completed the acquisition of Elixis Corporation, a privately held company providing Internet healthcare tools.

"We're pleased to announce the completion of the Elixis acquisition just two weeks after the agreement was signed and three months after the acquisition of Physix," says Jeffrey S. Brown, president and chief executive officer of Data Critical Corporation. "By combining the wireless handheld technology we gained through the acquisition of Physix with Elixis' Web-based solutions, we are creating a wireless, Internet-based clinical information environment that physicians will use every day."

"Additionally, Elixis' partnerships with industry leaders like Baxter Healthcare, Boston Scientific and drugstore.com add further momentum to our corporate initiatives in the wireless Internet healthcare market," Brown continues. "The Elixis acquisition is consistent with Data Critical's objective to use wireless Internet-based technology to deliver information access from multiple sites such as hospitals, homes and physician offices."

As part of the acquisition, Elixis' employees will become part of a subsidiary of Data Critical. "Elixis employees offer extensive Internet experience, and when we combine their expertise with that of the professionals at Data Critical, we create a knowledgeable and powerful team," says Mitchell Gold, M.D., vice president of business development at Data Critical and former Elixis CEO.

Data Critical Corporation designs, manufactures, markets, installs and supports communication and information systems, using wireless Internet technology and proprietary software to allow access to health information, including patient vital signs and other diagnostic data. Data Critical has strategic partnerships with Agilent Technologies (formerly a division of Hewlett Packard), GE Marquette, Siemens Medical Systems, Protocol Systems, Nellcor Puritan Bennett (Mallinckrodt), Medical Data Electronics (a subsidiary of Thermo Electron), Datascope, Zymed, CRITIKON and Cardiac Science. Additional information concerning Data Critical is available at www.datacritical.com.

Except for the historical information presented, the matters discussed in this press release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Such risks and uncertainties include the effect of the Elixis acquisition on Data Critical's business, industry adoption of Data Critical's systems, lack of profitability, dependence on strategic partners, increasing expenses relating to marketing, development and operations, and other risks described in Data Critical's periodic filings with the SEC, including its 10K and registration statement on

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Form S-1 that was declared effective on November 8, 1999. Copies of Data
Critical's public disclosure filings with the SEC are available from its investor relations department.

SOURCE: Data Critical Corporation